EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                 SILGAN HOLDINGS REPORTS FIRST QUARTER EARNINGS
                      AND CONFIRMS FULL YEAR 2006 ESTIMATE



STAMFORD, CT, April 20, 2006-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2006 net income of $17.2 million, or $0.45 per diluted share, as compared to first quarter 2005 net income of $12.9 million, or $0.34 per diluted share. Results for 2006 included a pre-tax rationalization charge of $2.2 million, or $0.03 per diluted share, for the shutdown of the plastic container manufacturing facility in Valencia, California.

"We are pleased with our first quarter financial performance and maintain a positive outlook for the year," said Tony Allott, President and CEO. "Due to the delay in resin cost pass through to our customers, our plastics business benefited from the lagged recovery of resin cost escalation experienced in the fourth quarter of 2005 as resin prices declined during the first quarter. The plastics business also benefited from productivity enhancements and headcount reductions undertaken in the latter part of 2005," Mr. Allott continued. "Strong volume in our closures product line and continued benefits from our debt reduction program also positively impacted the quarter. In addition, as part of our ongoing focus on cash returns across our manufacturing


                                     (more)

SILGAN HOLDINGS
April 20, 2006
Page 2


platform, we announced the closing of our plastics facility in Valencia, California. Given our first quarter performance and our operational outlook, we are confirming our 2006 estimate," Mr. Allott concluded.

Net sales for the first quarter of 2006 were $569.9 million, an increase of $39.9 million, or 7.5 percent, as compared to $530.0 million for the same period in 2005. This increase was primarily due to higher average selling prices resulting from the pass through of higher raw material and other inflationary costs in both the metal food container and plastic container businesses and improved volumes in the closures product line. These increases were partially offset by volume declines in the plastic container business.

Income from operations for the first quarter of 2006 was $39.6 million, an increase of $6.0 million, as compared to $33.6 million for the first quarter of 2005. This increase was primarily due to higher income from operations and improved margins in the plastic container business and continued growth in the closures product line. These benefits were slightly offset by inflationary pressures and a rationalization charge of $2.2 million.

Interest and other debt expense for the first quarter of 2006 was $11.3 million, a decrease of $1.0 million as compared to the same period in 2005. This decrease was due to lower average borrowings as a result of the Company's debt reduction initiatives, partially offset by the effects of higher market interest rates.

Metal Food Containers

Net sales of the metal food container business were $406.7 million for the first quarter of 2006, an increase of $32.6 million, or 8.7 percent, over the first quarter of 2005 primarily as a result of higher average selling prices due to the pass through of higher raw material and other costs and increased volumes, particularly in the closures product line.

Income from operations of the metal food container business increased in the first quarter of 2006 to $28.8 million as compared to $27.2 million for the same period in 2005 due primarily to volume increases in the closures operations, partially offset by inflationary pressures in raw

                                     (more)

SILGAN HOLDINGS
April 20, 2006
Page 3


materials and a variety of other manufacturing costs. As a result, operating margin decreased slightly to 7.1 percent from 7.3 percent over the same periods.

Plastic Containers

Net sales of the plastic container business were $163.2 million in the first quarter of 2006, an increase of $7.3 million, or 4.7 percent, as compared to the first quarter of 2005. This increase was primarily a result of higher average selling prices due to the pass through of increased resin and other inflationary costs, partially offset by lower volumes.

Income from operations of the plastic container business for the first quarter of 2006 was $13.8 million as compared to $9.2 million in the first quarter of 2005, and operating margin increased to 8.5 percent from 5.9 percent over the same periods. Income from operations and operating margin increased primarily as a result of the lag effect of recovering fourth quarter 2005 resin price increases as resin prices declined during the first quarter of 2006. Additionally, the plastic container business has continued to enhance productivity and lower costs, reducing headcount by over 300 from the first quarter of last year. These benefits were partially offset by lower volumes and the rationalization charge of $2.2 million in the first quarter of 2006 attributable to the closing of the Valencia manufacturing facility, which is expected to be completed in the third quarter of 2006. Rationalization charges in the first quarter of 2005 were $0.3 million.

Dividend

On March 27, 2006, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on March 13, 2006. This dividend payment aggregated $4.5 million.

Outlook for 2006

The Company's original earnings estimate for the full year 2006 was $2.55 to $2.65 per diluted share, which excluded the impact of rationalization charges. This range would have been $2.49 to $2.59 per diluted share with the inclusion of the full year estimated rationalization charge of $0.06 per diluted share for the shutdown of the Valencia facility. Based on the first quarter


                                     (more)

SILGAN HOLDINGS
April 20, 2006
Page 4


financial performance and the outlook for the remainder of 2006, the Company has confirmed its earnings estimate for 2006 in the range of $2.49 to $2.59 per diluted share.

The Company expects net income per diluted share for the second quarter of 2006 to be in the range of $0.40 to $0.50, which includes a rationalization charge of $0.01 per diluted share associated with the closing of the Valencia facility. This compares to net income per diluted share of $0.41 in the second quarter of 2005, which included the impact of $0.18 per diluted share for the loss on early extinguishment of debt. The second quarter of 2005 was a strong quarter for the Company, making for a tough comparison this year. Additionally, the Company remains cautious about volumes given the potential of inventory reductions in the supply chain and recent abnormally wet growing conditions in California.

The Company's current earnings estimates for both the second quarter and full year exclude the impact of the announced Amcor White Cap acquisition, which may close late in the second quarter of 2006. The Company currently estimates that the acquisition, if consummated, will be neutral to its earnings in 2006, but accretive to earnings thereafter with additional opportunity as certain synergies and cost savings initiatives are realized.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2006 at 11:00 a.m. eastern time on Thursday, April 20, 2006. The toll free number for domestic callers is (888) 202-2422, and the number for international callers is (913) 981-5592. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on April 28, 2006. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 4874454.

                                     * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier

                                     (more)

SILGAN HOLDINGS
April 20, 2006
Page 5


of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

                                      * * *














                                     (more)

                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)



                                                              2006       2005
                                                              ----       ----

Net sales ............................................       $569.9     $530.0

Cost of goods sold ...................................        498.6      467.8
                                                             ------     ------

     Gross profit ....................................         71.3       62.2

Selling, general and administrative expenses .........         29.5       28.3

Rationalization charges ..............................          2.2        0.3
                                                             ------     ------

     Income from operations ..........................         39.6       33.6

Interest and other debt expense ......................         11.3       12.3
                                                             ------     ------

     Income before income taxes ......................         28.3       21.3

Provision for income taxes ...........................         11.1        8.4
                                                             ------     ------

     Net income ......................................       $ 17.2     $ 12.9
                                                             ======     ======

Earnings per share: (1)
     Basic net income per share ......................        $0.46      $0.35
     Diluted net income per share ....................        $0.45      $0.34

Cash dividends per common share (1) ..................        $0.12      $0.10

Weighted average shares (000's): (1)
     Basic ...........................................       37,271     36,922
     Diluted .........................................       37,829     37,500


   (1) Per share and share amounts have been restated for the two-for-one stock split that occurred on September 15, 2005.

                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)



                                                         2006         2005
                                                         ----         ----
Net sales:
     Metal food containers ...................          $406.7       $374.1
     Plastic containers ......................           163.2        155.9
                                                        ------       ------
         Consolidated ........................          $569.9       $530.0
                                                        ======       ======

Income from operations:
     Metal food containers ...................          $ 28.8       $ 27.2
     Plastic containers(a) ...................            13.8          9.2
     Corporate ...............................            (3.0)        (2.8)
                                                        ------       ------
         Consolidated ........................          $ 39.6       $ 33.6
                                                        ======       ======


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                            March 31,   March 31,   Dec. 31,
                                                              2006        2005        2005
                                                              ----        ----        ----
Assets:
     Cash and cash equivalents .........................    $    8.4    $   34.7    $   20.5
     Other current assets ..............................       626.8       637.4       500.0
     Property, plant and equipment, net ................       753.2       785.6       758.1
     Other assets, net .................................       255.2       250.3       252.0
                                                            --------    --------    --------
         Total assets ..................................    $1,643.6    $1,708.0    $1,530.6
                                                            ========    ========    ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ...............    $  264.2    $  270.7    $  319.3
     Current and long-term debt ........................       857.0       992.7       700.4
     Other liabilities .................................       236.6       223.1       237.5
     Stockholders' equity ..............................       285.8       221.5       273.4
                                                            --------    --------    --------
         Total liabilities and stockholders' equity ....    $1,643.6    $1,708.0    $1,530.6
                                                            ========    ========    ========


   (a) Includes rationalization charges of $2.2 million and $0.3 million in 2006 and 2005, respectively.